Exhibit 10.1

CONFORMED COPY

WEBMD HEALTH CORP.

395 Hudson Street

New York, New York 10014

September 16, 2016

Mr. David Schlanger

c/o WebMD Health Corp.

395 Hudson Street

New York, New York 10014

Dear David:

As discussed, this letter agreement (this “Agreement”) sets forth our mutual agreement regarding the terms of your departure from WebMD Health Corp., a Delaware corporation (the “Company”).

1. Termination. Your employment with the Company and its subsidiaries and affiliates is terminated in all capacities as of September 16, 2016 (the “Departure Date”). You hereby acknowledge that you no longer serve as Chief Executive Officer of the Company, or in any other officer positions, directorships and positions that you currently hold with the Company or its subsidiaries or affiliates as of the Departure Date. Except as otherwise provided under this Agreement, from and after the Departure Date, you are relieved and shall have no further obligation to either perform any duties or responsibilities or render any services for or on behalf of the Company or its subsidiaries or affiliates whether under your employment agreement with the Company, dated as of May 7, 2013, as amended (the “Employment Agreement”) or otherwise; provided that you will reasonably assist the Company in transitioning your responsibilities, which assistance may include your participation in telephone calls or meetings with clients and customers.

2. Severance Benefits. Subject to your execution of this Agreement, including your delivery and non-revocation of the Release set forth on Exhibit A (the effective date of the release is hereinafter referred to as the “Effective Date”), the Company will provide you with the following severance payments and benefits:

(a) Severance. The Company will pay you as severance your base salary at the current annual rate of $525,000.00 (the “Base Salary”) for a period of one year commencing on the Departure Date (the “Applicable Period”). Subject to your continued compliance with the

Release Agreement and Sections 6, 7, 8 and 9 of this Agreement, the Base Salary will continue to be paid during the Applicable Period pursuant to the Company’s normal payroll practices. Subject to Section 11(f) below, payment of the severance shall commence on the first payroll date that occurs in the first month that begins at least 60 days after the Departure Date (but which may be accelerated by no more than 30 days) and such first payment shall include those amounts that would have been paid if the payments had begun on the Departure Date.

(b) 2016 Bonus. Subject to your continued compliance with the Release Agreement and Sections 6, 7, 8 and 9 of this Agreement, you will receive your annual bonus in respect of 2016 as determined by the Compensation Committee of the Company’s Board of Directors, in its final, binding and conclusive discretion, in accordance with the terms of the Company’s 2016 annual bonus plan at the time that annual bonuses are regularly paid to other executive officers of the Company, but in no event later than March 15, 2017.

(c) Reimbursement for Certain Benefits. You may elect to continue your health, dental or vision benefits after the Departure Date pursuant to the requirements of the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), whether or not you execute this Agreement. You will be notified of the right to continue coverage under COBRA by the Company by separate letter. Should you timely elect to participate in COBRA coverage, subject to your execution of this Agreement and continued compliance with the Release Agreement and Sections 6, 7, 8 and 9 of this Agreement, the Company will reimburse you (which reimbursement will be treated as a taxable bonus) for that portion of the cost of your COBRA premium for the same type of coverage as you had with the Company for the Applicable Period that it would have paid if you were an active employee, or, if earlier, until such time as you are no longer eligible for COBRA or are otherwise eligible for comparable coverage with a subsequent employer, which reimbursement shall be made within 30 days after you provide evidence of your payment of such premiums, which evidence shall be provided no later than 30 days after payment. You shall promptly notify the Company if you become eligible for comparable coverage with another employer. The Company will also pay you an additional tax “gross up” payment to cover all estimated applicable local, state and federal income and payroll taxes imposed on you with respect to the reimbursement described in this Section 2(c), such that, after payment of such taxes, you will receive the full amount of the reimbursement.

(d) Supplemental Bonus Payment. Subject to your continued compliance with the Release Agreement and Sections 6, 7, 8 and 9 of this Agreement, you will receive payment of $210,000, less applicable withholding, reflecting the amount contributed to the 2015 Supplemental Bonus Trust. Such payment will be made to you within ten (10) days following the Effective Date.

(e) Company Stock Options. Pursuant to the stock option agreements and the plan documents governing such grants, the vesting of your stock options will cease on the Departure Date and any right to exercise any vested stock options will be as set forth in the applicable stock option agreement and plan, except as set forth below in this subparagraph. With respect to your option grants dated August 11, 2013 and March 25, 2015, subject to your continued compliance with the Release Agreement and Sections 6, 7, 8 and 9 of this Agreement, on the next vesting date of each such grant, you shall vest in a pro-rata portion of the number of options to purchase shares of the Company’s common stock (the “Common Stock”) subject to such option grants, such that you shall vest (i) on March 25, 2017 in 20,000 of the 40,000 options that would have vested on March 25, 2017, and the post-termination exercise period in respect of those options will begin on March 25, 2017, and (ii) on August 11, 2017 in 6,250 of the 75,000 options that would have vested on August 11, 2017, and the post-termination exercise period in respect of those options will begin on August 11, 2017. All remaining unvested options to purchase Company Common Stock held by you shall be forfeited as of the Departure Date.

(f) Restricted Stock. Pursuant to the restricted stock agreements and the plan documents governing such grants, vesting of your shares of restricted Common Stock will cease on the Departure Date, except as set forth below in this paragraph. Subject to your continued compliance with the Release Agreement and Sections 6, 7, 8 and 9 of this Agreement, a pro-rata portion of the shares of restricted Common Stock that are scheduled to vest on March 25, 2017 (10,000 of the 20,000 restricted shares that would have vested on March 25, 2017) and August 11, 2017 (1,042 of the 12,500 restricted shares that would have vested on August 11, 2017) shall be deemed vested on the Departure Date, provided that you may not sell, transfer or pledge such shares until the applicable scheduled vesting date and the Company will hold such shares until the applicable scheduled vesting date. The Company will withhold from the shares of restricted Common Stock that will vest pursuant to this paragraph that amount of shares necessary to satisfy the minimum tax withholding obligations. All remaining unvested shares of restricted Common Stock held by you shall be forfeited as of the Departure Date.

3. Accrued Salary and Vacation; Expenses.

(a) Accrued Salary and Vacation. All your accrued but unpaid Base Salary as of the Departure Date will be paid to you promptly in accordance with applicable law, and your accrued but unused vacation as of the Departure Date, as reflected in the Company’s time off reporting system, will be paid to you in accordance with applicable law and the Company’s vacation policy. You are entitled to these amounts (less all applicable withholding and other authorized deductions) whether or not you sign this Agreement.

(b) Expense Reimbursements. You agree that, within thirty (30) days of the Departure Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through your last day of active employment, if any, for which you seek reimbursement.

4. Retirement Plan. You will be entitled to receive your vested, accrued benefits under the Company’s 401(k) plan in accordance with the terms and conditions of such plan.

5. No Other Compensation or Benefits. Except as otherwise specifically provided herein, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company or its subsidiaries or affiliates on or after the Departure Date.

6. Covenants and Agreements. The provisions of (i) the Trade Secret and Proprietary Information Agreement that is attached as Annex B to the Employment Agreement, and (ii) all other agreements you have signed containing covenants regarding non-disclosure of confidential/proprietary information and/or restrictions on solicitation or competition, including those annexed as part of an equity agreement or compensation plan (collectively, the “Restrictions”) shall remain in full force and effect and shall govern all periods prior to and following the Effective Date.

7. Cooperation. From and after the date hereof, you will (i) cooperate in all reasonable respects (after taking into account any employment obligations you may have) with the Company, its subsidiaries and affiliates and its directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company, or any of its subsidiaries or affiliates, including any such action, proceeding, investigation or litigation in which you are called to testify and (ii) promptly respond to all reasonable requests by the Company and its subsidiaries and affiliates relating to the business, including providing information concerning actual or prospective customers of the Company or any subsidiary or affiliate that may be in your possession. If you receive a subpoena or other request for information, you agree to provide the Company with prompt notice of the subpoena or request so that the Company may take appropriate action to avoid or contest disclosure. The Company shall reimburse your reasonable, documented out-of-pocket expenses incident to providing such cooperation or response. Nothing contained in this Agreement (specifically including, without limitation, the provisions of this Section 7 or Section 9 of this Agreement) shall prohibit or restrict you from participating in a governmental investigation or from providing truthful information in response to any lawfully issued subpoena, or an inquiry or investigation conducted by a governmental or regulatory agency.

8. Return of Property. You will have thirty (30) days following the Departure Date to return to the Company all property of the Company and its subsidiaries and affiliates in your possession and all property made available to you in connection with your employment by the Company, including, without limitation, any and all records, manuals, customer lists, notebooks, computers, phones, PDAs, computer programs and files, papers, electronically stored information and documents (and all copies thereof) kept or made by you in connection with your employment; provided that, notwithstanding anything to the contrary in this Section 8, you will be entitled to retain (i) papers and other materials and correspondence of a personal nature, including, but not limited to, photographs, personal correspondence, personal diaries, personal calendars and rolodexes, (ii) information showing your equity awards or other compensation, or relating to expense reimbursements, (iii) compensation information that you reasonably believe may be needed for your own tax purposes and (iv) copies of employee benefit and compensation plans, programs, agreements and other arrangements of the Company or any of its affiliates in which you were a participant or covered. For thirty (30) days following the Departure Date, you will continue to have access to your Company computer, cell phone and to your Company e-mail account solely for the purposes of transitioning your personal matters conducted thereon from the Company’s email account. To the extent that you access Company information during that time period, you agree to keep all such information confidential and not to use it for any purpose whatsoever. You agree that the Company shall bear no responsibility for your personal matters related to your emails on the Company server.

9. Non-disparagement. You agree to refrain from making, directly or indirectly, now or at any time in the future: (i) any derogatory comment concerning the

Company, or its subsidiaries and affiliates or any of its officers, employees, directors and agents, or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects of the Company or any of its subsidiaries and affiliates, to any third person including, but not limited to: (x) the news or other media, (y) any employees of the Company, or its subsidiaries or affiliates, or (z) any individual or entity with whom the Company, or any of its subsidiaries or affiliates has or may reasonably expect to have a business relationship. Notwithstanding the foregoing, you shall be permitted to testify truthfully in any court action or proceeding, including any court action or proceeding to enforce the terms of this Agreement. The Company will provide any prospective or subsequent employer, or agent thereof, requesting information about you with only the following information: written confirmation of your employment and salary and dates of employment with the Company.

10. Remedies. You agree that a breach of any of the covenants contained in this Agreement or the Release Agreement will result in material and irreparable injury to the Company for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining you from engaging in activities prohibited by the covenants contained in this Agreement or the Release Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement or the Release Agreement. In the event of any breach by you of any provision of Section 6, 7, 8 or 9 of the Agreement or the Release Agreement, in addition to any other remedy available to the Company, the Company (i) shall cease to have any obligation to continue to make payments or provide benefits to you under this Agreement, (ii) may recoup any of the compensation paid under Section 2 hereunder, including, without limitation, equity compensation and option profit and (iii) you shall be responsible for the reasonable attorneys’ fees and costs related to the Company’s enforcement of such provisions.

11. Miscellaneous.

(a) Entire Agreement. This Agreement, the Release Agreement, Annex B to the Employment Agreement and any other Restrictions, the Indemnification Agreement (as defined below), and the applicable equity plans and agreements set forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersede and replace any express or implied prior agreement with respect to the terms of your employment and the termination thereof which you may have had with the Company or its subsidiaries or affiliates (including, without limitation, the Employment Agreement except as specifically provided in this Agreement). This Agreement may be amended only by a written document signed by the parties hereto.

(b) Governing Law; Consent to Jurisdiction/Venue. This Agreement shall be governed by and construed for all purposes according to the laws and public policy of the State of New York, as such laws are applied to agreements entered into and to be performed entirely within New York between New York residents and without regard to principles of conflicts of laws. The parties further agree that any disputes or controversies arising out of or relating to this Agreement shall be brought in the federal or state courts located in New York, New York. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

(c) Withholding. Any payments made or benefits provided to you under this Agreement will be reduced by all applicable withholding taxes and other authorized deductions.

(d) No Trust Created. This Agreement constitutes an unfunded promise of the Company to pay the benefits provided herein and will only be paid from the general assets of the Company.

(e) Voluntary Assent. You affirm that you have read this Agreement and the Release Agreement, and understand all of the terms, including the full and final release of claims set forth in the Release Agreement. You further acknowledge that you have voluntarily entered into this Agreement and the Release Agreement; that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement or the Release Agreement; that the only consideration for signing this Agreement and the Release Agreement is as set forth herein; and that this document gives you the opportunity and encourages you to have this Agreement and the Release Agreement reviewed by your attorney and/or tax advisor.

(f) Section 409A of the Code. It is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code, and it will be considered and interpreted in accordance with that intent. Any payments that qualify for the “separation pay” or “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations of nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Despite any contrary provision of this Agreement, any references to “termination of employment” or the “date of termination” (or any similar term) shall mean and refer to the date of your “separation from service,” as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409-A1(h). In no event may you directly or indirectly designate the calendar year of any payment under this Agreement. Notwithstanding the foregoing, the Company makes no representation or warranty and shall have no liability to you or to any other person if any payments under this Agreement are determined to constitute “deferred compensation” subject to Section 409A, but do not satisfy an exemption from, or the conditions of, that section. To the extent that any reimbursements or corresponding in-kind benefits provided to you under this Agreement are determined to constitute “deferred compensation” subject to Section 409A, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). The amount of any such payments or expense reimbursements in one calendar year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and your right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(g) Waiver. The failure of any party to this Agreement or the Release Agreement to enforce any of the terms, provisions or covenants contained therein shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by any party hereto of any breach or default by another party of any term or provision of this Agreement or the Release Agreement shall not operate as a waiver of any other breach or default.

(h) Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

(i) Descriptive Headings. The paragraph headings contained herein and in the Release Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement or the Release Agreement.

(j) Notices. Any notices required or made pursuant to this Agreement or the Release Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows: David Schlanger at the last home address in the Company’s records; and

if to the Company:

WebMD Health Corp.

395 Hudson Street

New York, NY 10014

Attention: General Counsel

or to such other address as either party may furnish to the other in writing in accordance with this Section 11(j). Notices of change of address will be effective only upon receipt.

(k) Indemnification. You will be entitled to the indemnification rights and benefits set forth in your indemnification agreement, dated as of May 7, 2013 (the “Indemnification Agreement”).

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WEBMD HEALTH CORP.

By:	Douglas W. Wamsley
	Name:	Douglas W. Wamsley
	Title:	Executive Vice President, Co-General Counsel & Secretary

Accepted and Agreed:

/s/ David Schlanger
David Schlanger

Dated: September 18, 2016

EXHIBIT A

Release Agreement

This Release Agreement (this “Release Agreement”) is dated as of September 16, 2016 in connection with the termination of your employment with the Company.

1. General Release.

(a) In consideration for the receipt of those payments that are in excess of the amount required to be paid to you by applicable law, you, on behalf of yourself and your family, agents, representatives, heirs, executors, trustees, administrators, attorneys, successors and assigns (the “Releasors”), hereby irrevocably and unconditionally (i) represent and warrant that you have received in a timely manner full and complete payment of all amounts due to you under your employment arrangements with the Company or under any applicable law and/or in connection with the termination of your employment, both at law and pursuant to the terms of the employment arrangements and (ii) release, settle, cancel, acquit, discharge and acknowledge to be fully satisfied, and covenant not to sue the Company and each of its respective past and/or present subsidiaries, affiliates, successors and assigns, and each of their respective predecessors, and past and/or present stockholders, partners, members, directors, managers, officers, employees, agents or other representatives, and employee benefit plans of the Company or its affiliates, including, but not limited to, trustees and administrators of these plans, in each case, in their individual and/or representative capacities (collectively, the “Releasees”) from any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, and hereby waive any and all rights that the Releasors may have, from the beginning of time up to and including the time of signing this Release Agreement, or that otherwise may exist or may arise in respect of your employment or separation from employment with the Company, or is any way connected with or related to any applicable compensatory or benefit plan, program, policy or arrangement, including, but not limited to, any claims relating to salaries, benefits, bonuses, compensation, fringe benefits, social benefits according to any law or agreement, amounts of director’s insurance, pension fund, provident fund and education fund, overtime, severance pay, sick pay, recreation payments, vacation payments, prior notice payments, options or other securities, reimbursement of expenses and/or any other payments or benefits due to you by any of the Releasees, as well as any claims arising under any United States federal, state or local laws, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, as amended, the New York State Human Rights Law, New York City Human Rights Law, New York Equal Pay Law, New York Whistleblower Protection Law, New York Law for the Protection of Persons with a Disability, New York Military Family Leave Law, the New Jersey Law Against Discrimination, New Jersey Conscientious Employee Protection Act, New Jersey Family Leave Act, New Jersey Paid Family Leave Law, New Jersey

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Equal Pay Act, New Jersey Civil Rights Act, New Jersey Administrative Code and any and all other United States federal, state or local regulations, ordinances or public policies, any common law or equity claims, or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of its affiliates and yourself, now or hereafter recognized, including claims for wrongful discharge, slander and defamation, as well as all claims for counsel fees and costs; provided, that such released claims shall not include any claims to enforce your rights under, or with respect to, (i) any post-termination obligations of the Company expressly undertaken by the Company under your employment arrangements with the Company and any obligations of the Company expressly undertaken by the Company under the letter agreement to which this Release Agreement is attached, (ii) any claims with respect to any of your rights vested or accrued under any Company retirement or welfare benefits plans, (iii) any claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, (iv) any claims not released under this Release Agreement that arise after the date of execution of this Agreement or (v) any claims under your indemnification agreement, dated as of May 7, 2013, or the protections of any directors’ and officers’ liability policies of the Company.

(b) The Releasors agree not to bring any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against any of the Releasees hereto for any matter or circumstance concerning which the Releasors have released the Releasees under this Release Agreement. Further, the Releasors agree not to encourage any other person or suggest to any other person that he, she or it institute any legal action against the Releasees, and you hereby declare, confirm and undertake that, if the Releasors or anyone else in their name should deliver a claim as mentioned above you shall reimburse the Releasees and anyone else on their behalf to the full extent of the sum of the legal expenses and legal fees incurred by them as a result of any such claim. Notwithstanding the forgoing, this Release Agreement is not intended to interfere with your right to file a charge with the Equal Employment Opportunity Commission in connection with any claim you believe you may have against the Company. The Releasors hereby agree to waive the right to any relief (monetary or otherwise) in any action, suit or proceeding you may bring in violation of this Release Agreement, including any proceeding before the Equal Employment Opportunity Commission or any other similar body or in any proceeding brought by the Equal Employment Opportunity Commission or any other similar body on your behalf. This Release Agreement does not limit your right to receive an award from the Securities and Exchange Commission (the “SEC”) for information provided to the SEC. You understand that nothing contained in this Release Agreement limits your rights to communicate with the SEC about possible securities law violations at the Company, including providing documents or other information without notice to the Company.

2. Legal Advice; Reliance. You represent and acknowledge that (a) you have been given adequate time (at least twenty-one (21) days to consider this Release Agreement (which, by signing this Release Agreement prior to the expiration of such period, you have expressly agreed to waive) and have been advised to discuss all aspects of this Release Agreement with your private attorney, (b) you have carefully read and fully understand all the provisions of this Release Agreement, (c) you have voluntarily entered into this Release Agreement, without duress or coercion, and (d) you have not heretofore assigned or transferred or purported to assign or transfer, to any person or entity, any of the claims described in Section 1(a), any portion thereof or any interest therein. You understand that if you request additional time to review the terms of this Release Agreement, a reasonable extension of time will be granted.

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3. Miscellaneous.

(a) No Violation of Law. You agree and acknowledge that this Release Agreement is not and shall not be construed to be an admission by the Company of any violation of any United States federal, state or local statute, ordinance or regulation, or of any duty owed by the Company to you.

(b) Governing Law; Consent to Jurisdiction/Venue. This Release Agreement shall be governed by and construed for all purposes according to the laws and public policy of the State of New York, as such laws are applied to agreements entered into and to be performed entirely within New York between New York residents and without regard to principles of conflicts of laws. The parties further agree that any disputes or controversies arising out of or relating to this Release Agreement shall be brought in the federal or state courts located in New York, New York. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

(c) Revocation. You may revoke this Release Agreement within seven (7) days after the date on which you sign this Release Agreement. You understand that this Release Agreement is not binding or enforceable until such seven (7) day period has expired. Any such revocation must be made in a signed letter executed by you and received by the Company at its headquarters no later than 5:00 p.m., New York time, on the seventh day after you have executed this Release Agreement. You understand that if you revoke this Release Agreement, you will not be entitled to any severance benefits (to the extent not already paid or provided) under your employment agreement with the Company.

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ACCEPTED AND AGREED:

/s/ David Schlanger
Name: David Schlanger

Dated: September 18, 2016

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